Exhibit 1.2

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Reference documents for the matters related to Proposal 3 of THE 9TH ANNUAL GENERAL MEETING OF SHAREHOLDERS:

Financial documents, etc. of Inageya Co., Ltd.’s final business year (ended March 2023)

Business Report (From April 1, 2022 to March 31, 2023)

1. Matters Related to the Current Situation of the Group

(1) Progress and results of the business

In the consolidated fiscal year, the national economy experienced easing measures against COVID-19, leading to a gradual return to normal economic and social activities. In such circumstances, rising prices of raw materials and energy, along with the rapid depreciation of the yen, led to increases in prices for food and various other goods and services, heightening consumer awareness for lifestyle protection amid ongoing uncertainties.

In the food supermarket industry, to which the Group belongs, increased handling of food by different industries such as e-commerce businesses and drugstores, successive food price hikes, and changes in consumer behavior from dining in to dining out due to the normalization of economic and social activities have continued to create a challenging sales environment.

Under these conditions, the Group has committed to supporting lifelines and providing safe and secure food as a useful business in the local community under the spirit of “customers first,” contributing to the realization of a prosperous community.

The management performance in the consolidated fiscal year showed decreased operating revenue of 248,546 million yen (a decrease of 1.1% year-on-year (YoY)) and net sales of 237,953 million yen (a decrease of 1.2% YoY). Furthermore, the gross profit margin decreased by 0.1 points to 27.9%, with gross profit from sales amounting to 66,344 million yen (a decrease of 1.7% YoY). On the other hand, despite efforts to review and reduce all expenses, selling, general, and administrative expenses increased to 75,037 million yen (an increase of 0.8% YoY) due to the rising costs of utilities as a result of higher energy prices.

As a result, operating income was 1,899 million yen (a decrease of 46.1% YoY), and ordinary income was 2,184 million yen (a decrease of 43.7% YoY). Additionally, after recording an impairment loss of 1,474 million yen and considering the recoverability of deferred tax assets based on the current and future financial performance, due to the reversal of deferred tax assets, etc., an adjustment of 1,267 million yen for income taxes-deferred was recorded, resulting in a net loss attributable to owners of parent of 1,156 million yen (compared to a net income of 2,399 million yen in the previous term).

The situation by segment within the Group is as follows.

Supermarket Business

● Sales Composition Ratio：81.3%

● Sales：193,470 million yen (down 1.9% YoY)

Sales (millions of yen)

Year ended March 31, 2022 (74th Term)：197,222

Year ended March 31, 2023 (75th Term)：193,470

● Operating Profit：831 million yen (down 62.1% YoY)

Operating Profit (millions of yen)

Year ended March 31, 2022 (74th Term)：2,192

Year ended March 31, 2023 (75th Term)：831

The Company has set management goals of “freshness, affordability, and heartfelt service,” aiming to make customers feel that the food is “joyful,” “delicious,” and “fresh,” and has continued to develop valuable products and offer them at competitive prices.

In terms of net sales, although there was a generally upward trend after the year-end sales shopping season, the increase in dining out and leisure activities in the first half of the fiscal year, along with price hikes due to the yen depreciation and high resource costs leading to fewer items purchased, resulted in a decrease.

Regarding profits, in addition to the decrease in sales, the rapid increase in raw material costs worsened the gross profit margin, and factors such as increased utility costs significantly reduced profits compared to the previous year.

Under such circumstances, we have focused on enhancing the core elements of the supermarket strategy, which include “strengthening fresh foods (produce, fresh fish, and meats) and prepared foods” and “expanding our offerings to families and younger customers” by introducing products and lineups that are frequently used. Regarding produce, we increased the ratio of direct-from-producer items and expanded the development of products focusing on “seasonality and freshness.” For fresh fish, we carried out product development and explored new sources with added value such as “origin, seasonality, and limited time,” and for meat, we collaborated closely with producers to develop products focusing on feed. For prepared foods, the Group’s retail support business, Sun Food Japan Co., Ltd., worked on joint development focusing on “raw materials, production methods, and flavor,” advancing the development of distinctive products that differentiate from competitors. Additionally, as part of our strategy for families and younger customers, we have enhanced the development and assortment of cut fruits, salmon, and frozen foods.

In response to the lifestyle changes triggered by the pandemic, we launched “Inageya Online Supermarket” services at Rakuten Nationwide Supermarket, with outlets at five locations: Yamato Koza-Shibuya Store (Yamato City, Kanagawa Prefecture), Yokohama Higashi Maita Store (Minami Ward, Yokohama City), Yokohama Nishigaoka Store (Izumi Ward, Yokohama City), Arakawa Nishinippori Store (Arakawa Ward, Tokyo), and Iidabashi Store (Shinjuku Ward, Tokyo). Furthermore, our “Mobile Supermarket Tokushimaru” service, aimed at serving “the elderly and customers unable to shop in person,” has successfully expanded its area of service, now operating 21 vehicles.

In response to changing payment methods with the diversifying lifestyles of our customers and the labor shortage due to a decreasing workforce, we have expanded the implementation of semi-self-service and full-self-service checkout systems.

For capital investment, we have established the new Nerima Nishioizumi Store (Nerima Ward, Tokyo). Moreover, we continue to revitalize existing stores, having renovated six stores including Oizumi Gakuen Store (Niiza City, Saitama Prefecture) and Tokorozawa Sayamagaoka Store (Tokorozawa City, Saitama Prefecture). With these changes, the number of stores at the end of the consolidated fiscal year is 133.

As a result, net sales of existing stores decreased by 1.6% YoY, with segment-specific net sales (external customers) for the consolidated fiscal year at 193,470 million yen (a decrease of 1.9% YoY), and segment profit at 831 million yen (a decrease of 62.1% YoY).

Drugstore Business

Sales Composition Ratio：18.4%

● Sales：43,676 million yen (up 2.4% YoY)

Sales (millions of yen)

Year ended March 31, 2022 (74th Term)：42,638

Year ended March 31, 2023 (75th Term)：43,676

● Operating Profit：758 million yen (down 23.3% YoY)

Operating Profit (millions of yen)

Year ended March 31, 2022 (74th Term)：989

Year ended March 31, 2023 (75th Term)：758

At Welpark Co., Ltd., we have pursued the maximization of net sales and the minimization of expenses to enhance competitiveness, under the basic policy of “restructuring chain store management for continuous growth.”

Aiming to improve customer convenience with the expansion of e-commerce and through campaigns such as the “Grand Founding Festival Point Gift Campaign,” we have been working to enhance our customer attraction.

For capital investment, we established three new stores: Nerima Heiwadai Store (Nerima Ward, Tokyo), Setagaya Kamisoshigaya Store (Setagaya Ward, Tokyo), and Kawagoe Higashiguchi Store (Kawagoe City, Saitama Prefecture). Moreover, to revitalize existing stores, we carried out renovations at 26 stores including Musashimurayama Store (Musashimurayama City, Tokyo). However, with the closure of one store, the number of stores at the end of the consolidated fiscal year is 143.

As a result, net sales of existing stores increased by 0.1% YoY, with segment-specific net sales (external customers) for the consolidated fiscal year at 43,676 million yen (an increase of 2.4% YoY), and segment profit at 758 million yen (a decrease of 23.3% YoY).

Retail Support Business

Sales Composition Ratio：0.3%

● Sales：806 million yen (down 20.6% YoY)

Sales (millions of yen)

Year ended March 31, 2022 (74th Term)：1,016

Year ended March 31, 2023 (75th Term)：806

● Operating Profit：289 million yen (down 18.2% YoY)

Operating Profit (millions of yen)

Year ended March 31, 2022 (74th Term)：354

Year ended March 31, 2023 (75th Term)：289

Sun Food Japan Co., Ltd., which engages in daily food wholesaling and prepared meals manufacturing, is committed to providing safe, secure, and delicious value-added products and customer-oriented services. In the prepared meals manufacturing business, Sun Food Japan Co., Ltd. has focused on the development of unique products in collaboration with Inageya Co., Ltd., and on strengthening the business within the Group through in-house production.

SAVIA Corporation, which deals with building planning, design, security, and cleaning of commercial facilities, is working to enhance corporate value of the Inageya Group as a helpful business in the community by proposing ideas from the planning stage of stores, and is engaged in cost reduction and risk reduction in development and management. Furthermore, these Group businesses have been offering various safe, secure, and comfortable functions and services to the general public.

Inageya Wing Co., Ltd., a special subsidiary aimed at promoting employment for disabled individuals, is working on employee development, support for their independence, and strengthening support for employing disabled individuals across the Group companies. Additionally, it plays a role in enhancing understanding towards disabled individuals throughout the Group companies by conducting activities to support the establishment of disabled individuals in the workplace.

Inageya Dream Farm Co., Ltd., which engages in agricultural management including open-field and hydroponic farming, is committed to creating health and smiles with “safe,” “secure,” and “delicious” products, focusing on quality improvement and promoting local production for local consumption. Furthermore, it also serves as a learning site for agricultural training for the produce managers at Inageya Co., Ltd., playing a role in personnel development within the Group.

As a result, segment-specific net sales (external customers) for the consolidated fiscal year amounted to 806 million yen (a decrease of 20.6% YoY), and segment profit was 289 million yen (a decrease of 18.2% YoY).

The environmental and community contribution activities of the Group are as follows.

Inageya Group, as a helpful business providing safe and secure food to local customers for their daily lives, has formulated a “Sustainability Policy” based on our Group Credo, Core Philosophy, and Group Vision, and is committed to promoting sustainable management.

In our environmental activities, towards achieving a circular society, we have reduced plastic use in targeted items by half by replacing free plastic straws and spoons provided in stores with environmentally conscious materials such as paper or plant-derived bioplastic, following initiatives like “food waste reduction,” “food recycling,” and “bottle-to-bottle recycling” in compliance with the “Plastic Resource Recycling Promotion Act” implemented in April 2022. Additionally, in preparation for a future energy shift, we have newly installed solar power generation using renewable energy at four stores and will continue to expand this installation.

Our community contribution activities include promoting employment for disabled individuals (Inageya Wing Co., Ltd.), promoting local production for local consumption (Inageya Dream Farm Co., Ltd.), addressing the needs of customers who find it difficult to shop at physical stores (Mobile Supermarket Tokushimaru), and conducting fundraising activities in stores such as guide dog training support, and humanitarian aid campaigns like the “Ukraine Emergency Support Fund” and the “Turkey-Syria Earthquake Relief Fund.”

Furthermore, the Group’s health management efforts based on our “Health Management Declaration” have been evaluated, and this fiscal year we were again selected under the 2023 certified “Health & Productivity Management Outstanding Organizations Recognition Program” by a joint certification system of the Ministry of Economy, Trade and Industry and the Nippon Kenko Kaigi.

We will continue to value our connections with the community and contribute to the realization of a healthy society.

(2) Capital investment status

The total amount of capital investment expenditures during the consolidated fiscal year was approximately 3,800 million yen, with the main items as follows:

(i) Major facilities completed during the consolidated fiscal year

Segment name	Store and other facility names	Location	Opening date	Sales area (m2)
Supermarket business	Nerima Nishioizumi Store	Nerima Ward, Tokyo	February 15, 2023	1,488
Drugstore business	Nerima Heiwadai Store	Nerima Ward, Tokyo	June 8, 2022	409
	Setagaya Kamisoshigaya Store	Setagaya Ward, Tokyo	October 12, 2022	380
	Kawagoe Higashiguchi Store	Kawagoe City, Saitama Prefecture	February 9, 2023	485

(ii) Continued major facility development and expansion during the consolidated fiscal year

Segment name	Store and other facility names	Location	Scheduled opening	Sales area (m2)
Supermarket business	Nerima Nakamura Minami Store*	Nerima Ward, Tokyo	Second half of fiscal year 2023	1,400
Drugstore business	7 stores	Tokyo and others	Second half of fiscal year 2023	-

*	This is a new store established through a scrap-and-build process.

(3) Fundraising situation

The Group, taking into account the surrounding environment and financial conditions, has been conducting funding that is considered most advantageous and optimal at each point in time.

There were no capital increases, etc. during the consolidated fiscal year.

(4) Issues to be addressed

Management policies, etc.

The management policies of the Group, its ultimate goals, and its purpose are defined as the “Group Credo,” “Group Core Philosophy,” and “Group Vision,” and we practice business with a commitment to putting customers first.

(i) Group Credo (Management Policy)

Inageya Group’s Credo is to serve society through sales, aligning company development with the happiness of its employees.

(ii) Group Core Philosophy (Ultimate Goal)

Achieving Sukoyakeku

Realizing a healthy and wealthy, warm daily life for our customers, and contributing to a healthier society.

Practice of the merchant’s way

A group of individuals who can feel the joy of their customers as their own.

(iii) Group Vision (Purpose)

To contribute to society as a “helpful business in the community.”

Inageya Group sustainability policy

Proud of the patronage from customers since its establishment in 1900, the Group, based on its Credo, Core Philosophy, and Vision, strives to promote sustainable management. We will continue to seek customer and employee satisfaction, serving as a perpetual company that is useful to the local community and contributes to a healthier and more sustainable society.

	Materiality (Significant issues)	Commitment
Growth strategy	(i) Creation of business competitiveness	“We will continue to grow” We will continue to create new competitive strengths, offering secure, safe, and high-quality products and services to our local customers, and pursue customer satisfaction.
(ii) Mutual prosperity with the local community

“We will be helpful to the community”

As a helpful business in the community, we will contribute to solving local community issues through our business activities, developing together with the local community.

	(iii) Promotion of partnerships	“We will unite our strengths” By enhancing the overall strength of the Group and promoting collaboration with our business partners, we will work together to solve problems.

ESG strategy	(iv) Development of human resources that will contribute to the growth of the Group and the future

“We value people”

Respecting the individuality and values of each person, we will create an environment where diverse talents can thrive to their fullest potential, thereby pursuing employee satisfaction.

(v) Sustainable reduction of environmental impact

“We will protect the planet’s environment”

We will continue to address climate change and the efficient use of resources through our business activities, striving for the conservation of the global environment so that people can continue to live in peace.

(vi) Building a robust governance structure

“We will establish safety and security”

We will comply with laws and ordinances and social norms, conduct fair and transparent business activities, and build a governance structure aimed at strengthening risk management.

Inageya Group key strategies

Supermarket business

[Growth Strategy] (For the next developments and convenience)

1. Creation of business competitiveness

- Strengthening existing businesses

(Creating attractive shopping environments, improving the efficiency of store operations and logistics, enhancing customer service levels, etc.)

- Expansion and challenges in new businesses

- Strengthening information systems and utilizing digital technology

2. Coexistence with the local community

- Solving local community issues

(Addressing issues like the weakening of community ties and shopping refugees)

- Promoting the health of customers

3. Formation of partnerships

- Strengthening the overall power of the Group

- Promoting external collaboration

[ESG Strategy] (Toward sustainable growth)

4. Development of human resources that will contribute to the growth of the Group and the future

- Developing next-generation and specialized talents

- Enabling the active participation of diverse talents

- Creating a comfortable work environment

- Promoting employee health

5. Sustainable reduction of environmental impact

- Reducing food waste and other waste

- Promoting resource saving

- Addressing climate change

6. Building a robust governance structure

- Strengthening compliance

- Ensuring thorough information security

- Enhancing disaster risk response

- Promoting dialogue with stakeholders

Drugstore business

1. Expansion of new store openings and construction of a type-based format strategy

- Improving growth potential through market share expansion

2. Construction of a revenue scheme that pursues efficiency and utilizes Group synergies

- Expanding revenue capabilities through efficiency improvements

3. Establishment of a life support drugstore

- Promoting differentiation from competitors by enhancing human skills

(5) Transition of property and profit and loss status

[Consolidated]

Category		Fiscal year ended March 31, 2020 72nd Term	Fiscal year ended March 31, 2021 73rd Term	Fiscal year ended March 31, 2022 74th Term	Fiscal year ended March 31, 2023 75th Term (Current term)
Operating revenue	(millions of yen)	255,443	265,917	251,417	248,546
Net sales	(millions of yen)	245,445	255,637	240,877	237,953
Operating income	(millions of yen)	2,329	6,982	3,525	1,899
Ordinary income	(millions of yen)	2,622	7,290	3,880	2,184
Net income attributable to owners of parent for the current term or net loss attributable to owners of parent for the current term	(millions of yen)	685	4,124	2,399	(1,156)
Earnings per share for the current term or loss per share for the current term	(yen)	14.79	88.98	51.77	(24.96)
Net assets	(millions of yen)	51,763	55,533	56,886	55,929
Total assets	(millions of yen)	96,469	99,064	98,698	98,400
Net assets per share	(yen)	1,095.07	1,174.24	1,202.24	1,180.73

[Non-consolidated]

Category		Fiscal year ended March 31, 2020 72nd Term	Fiscal year ended March 31, 2021 73rd Term	Fiscal year ended March 31, 2022 74th Term	Fiscal year ended March 31, 2023 75th Term (Current term)
Operating revenue	(millions of yen)	202,883	213,918	205,064	203,841
Net sales	(millions of yen)	192,986	203,739	194,617	193,472
Operating income	(millions of yen)	1,015	5,272	2,142	831
Ordinary income	(millions of yen)	1,304	5,561	2,436	1,259
Net income for the current term or net loss for the current term	(millions of yen)	(62)	3,023	1,919	(1,465)
Earnings per share for the current term or net loss per share for the current term	(yen)	(1.35)	65.22	41.42	(31.62)
Net assets	(millions of yen)	40,438	42,709	43,728	42,818
Total assets	(millions of yen)	80,469	81,541	82,351	82,453
Net assets per share	(yen)	872.41	921.24	943.59	923.85

(6) Main business activities

The Group consists of the Company and five consolidated subsidiaries, operating in the retail sector primarily through supermarkets and drugstores, as well as retail support businesses.

(7) Status of significant subsidiaries (as of March 31, 2023)

Business division		Company name	Capital (millions of yen)	The Company’s investment percentage (%)	Main business activities
Retail business	Drugstore business	Welpark Co., Ltd.	950	84.2	Sales of pharmaceuticals, cosmetics, daily necessities, food, etc.
Retail support business	Food wholesaling & prepared food manufacturing	Sun Food Japan Co., Ltd.	100	100.0	Procurement and sales of daily food products, procurement and sales of marine processed products, manufacturing of prepared food products
	Facility management	SAVIA Corporation	300	100.0	Planning, designing, maintenance, repair, security, and cleaning of stores
	Special subsidiary (Employment for disabled persons)	Inageya Wing Co., Ltd.	10	100.0	Contracted store support services
	Agricultural management	Inageya Dream Farm Co., Ltd.	95	100.0	Cultivation and production of agricultural products

Note: The consolidated subsidiaries consist of the above-mentioned five companies.

(8) Major offices and plants (as of March 31, 2023)

Company name			Category	Main office/business site name & location
The Company	Inageya Co., Ltd.		Head Office	1-1 Sakaecho 6-chome, Tachikawa City, Tokyo
			Logistics Center	Tachikawa Produce and Fresh Center (Tachikawa City, Tokyo) Musashimurayama Center (Musashimurayama City, Tokyo)
		Operating stores (133 stores)	Tokyo (72 stores)	Chofu Sengawa Store, Hanakoganei Ekimae Store, Nerima Kami-Shakujii Minami Store
			Saitama Prefecture (29 stores)	Matsubushi Store, Oizumigakuen Store, Tokorozawa Sayamagaoka Store
			Kanagawa Prefecture (26 stores)	Yokohama Hoshikawa Ekimae Store, Atsugi Mita Store, Kawasaki Kyomachi Store
			Chiba Prefecture (6 stores)	Kimitsu Store, Noda Mizuki Store, Otaki Store
Subsidiary	Welpark Co., Ltd.		Head Office	1-1 Sakaecho 6-chome, Tachikawa City, Tokyo
			Operating stores (143 stores)	Ikegami Store, Nishi Tachikawa Store, Musashimurayama Store
	Sun Food Japan Co., Ltd.		Head Office	Tachihi Building 204, 1st Floor, 935-27 Izumicho, Tachikawa City, Tokyo
	SAVIA Corporation		Head Office	1-1 Sakaecho 6-chome, Tachikawa City, Tokyo
	Inageya Wing Co., Ltd.		Head Office	1-1 Sakaecho 6-chome, Tachikawa City, Tokyo
	Inageya Dream Farm Co., Ltd.		Head Office	1-1 Sakaecho 6-chome, Tachikawa City, Tokyo

(9) Status of employees (as of March 31, 2023)

Category	Number of employees (count)	Compared to the end of the previous consolidated fiscal year (count)	Average age (years)	Average length of service (years)
The Group	2,677 (6,298)	(43) ((374))	-	-
The Company	2,066 (5,385)	(29) ((158))	46.0	21.0

Notes:	1.	The numbers in parentheses represent the annual average employment of part-timers (calculated as full-time equivalent for 8 hours per day).

2.	Part-time employees do not include temporary staff.

3.	The employee count excludes seconded personnel from the Group to outside the Group but includes personnel seconded from outside to the Group.

(10) Main lenders and borrowing amounts (as of March 31, 2023)

Lender	Borrowing amount (millions of yen)
Resona Bank, Ltd.	3,214
MUFG Bank, Ltd.	2,080
Nippon Life Insurance Company	740
Aioi Nissay Dowa Insurance Co., Ltd.	682
Mizuho Bank, Ltd.	652
Sumitomo Mitsui Banking Corporation	627
Sumitomo Mitsui Trust Bank, Ltd.	155
The Norinchukin Bank	105
Meiji Yasuda Life Insurance Company	100
Development Bank of Japan Inc.	90

Note: The loan balances from Resona Bank, MUFG Bank, and Mizuho Bank include the outstanding amount of corporate bonds (private placement bonds) (2,736 million yen).

(11) Other significant matters concerning the current status of the corporate Group

The Company, AEON CO., LTD. (hereafter referred to as “AEON”), and United Super Markets Holdings Inc. (hereafter referred to as “U.S.M.H.”), have signed a basic agreement (hereinafter referred to as “this Agreement”) on April 25, 2023 for the Company’s participation in the AEON Group as a consolidated subsidiary of AEON and for the management integration with U.S.M.H. This Agreement does not have legal binding power concerning the execution of the management integration, and it is planned that following further discussions among the Company, AEON, and U.S.M.H., a resolution of the Board of Directors and other necessary procedures, a legally binding formal contract will be signed.

Purpose of this Agreement

The Company, AEON, and U.S.M.H. have agreed to sign this Agreement because, in the increasingly competitive Greater Tokyo Area, we believe it is optimal to deepen the relationships among our companies and advance the “1 trillion yen SM concept in the Kanto region” to continue meeting customer needs with agility, coexist with the local community, and grow together, building a sustainable future for the region.

Through strengthening capital relations and management integration, we aim to fully utilize various assets of the AEON Group, such as digital, products, personnel, and payment infrastructure, advance the evolution into a new business model leveraging economies of scale as a 1 trillion yen SM Group, and strive to maximize corporate value.

For detailed content, please refer to the consolidated notes (Notes on Significant Subsequent Events) in the consolidated financial statements.

2. Matters related to shares (as of March 31, 2023)

(1) Total number of authorized shares	200,000,000 shares

(2) Total number of outstanding shares	52,381,447 shares
(including treasury shares: 5,946,795 shares)

(3) Number of shareholders	11,162 individuals

(4) Top 10 shareholders

Shareholder names	Number of shares (thousands)	Shareholding ratio (%)
AEON CO., LTD.	7,899	17.01
Wakagikai Shareholding Association	4,372	9.42
The Master Trust Bank of Japan, Ltd. (Trust Account)	2,290	4.93
Resona Bank, Ltd.	1,934	4.17
Custody Bank of Japan, Ltd. (Trust Account)	1,768	3.81
Mitsubishi Shokuhin Co., Ltd.	1,061	2.29
Nippon Life Insurance Company	893	1.92
Tokyo Tama Seika Co., Ltd.	857	1.85
Kokubu Group Corp.	824	1.78
MUFG Bank, Ltd.	763	1.64

Notes:	1.	The Company holds 5,946,000 treasury shares, which are not included in the above major shareholders.

2.	The shareholding ratio is calculated excluding 5,946,000 treasury shares.

3.	Shares held as trust assets for executive and employee stock benefit trusts, totaling 87,000 shares, are not included in the above treasury shares.

[Stock Ownership Ratio by Owner Type]
● Financial Institutions 19.69% ● Securities Companies 0.55% ● Domestic Corporations 39.64%
● Foreign Corporations, etc. 2.49% ● Individuals and Others 26.28% ● Treasury Stock 11.35%

3. Matters concerning company executives

(1) Status of directors and corporate auditors (as of March 31, 2023)

Name	Position and responsibilities	Significant concurrent positions
Yoshikazu Motosugi	President and Representative Director
Kazushige Hamura	Managing Director Responsible for compliance, human resources, general affairs, finance, store development, and information systems
Shintaro Kakui	Director Responsible for product and logistics strategy
Makoto Sugaya	Director Responsible for store reform and overseeing sales department
Mikio Uehara	Director Responsible for Group management strategy, sales strategy, quality control, and IR
Shinya Watanabe	Outside Director
Shuichi Otani	Outside Director
Yoshitomo Suzuki	Outside Director	President and Representative Director of AEON GLOBAL MERCHANDISING Co., LTD. Responsible for product procurement at AEON CO., LTD. Chairman and Representative Director of Cordon Vert Co., Ltd.
Yaeko Ishida	Outside Director	Partner at Midorikawa Kitadai Law Office Outside Corporate Auditor at Citizen Watch Co., Ltd.
Masakazu Yamamoto	Full-time Outside Corporate Auditor
Kenichiro Takayanagi	Full-time Corporate Auditor
Masami Shinozaki	Outside Corporate Auditor	Director of Shinozakisogo Law Offices Outside Corporate Auditor at MarkLines Co., Ltd. Outside Corporate Auditor at Maezawa Kasei Industries Co., Ltd.

Koji Makino	Outside Corporate Auditor	Representative Director of BE1 Comprehensive Accounting Firm Outside Director at Digital Garage, Inc. (Audit and Supervisory Board Member) Outside Director at Obara Group Inc.

Notes:	1.	Outside directors Shinya Watanabe, Shuichi Otani, and Yaeko Ishida have been notified to the Tokyo Stock Exchange as independent executives without any conflict of interest with general shareholders.

2.	Full-time outside corporate auditor Masakazu Yamamoto and outside corporate auditors Masami Shinozaki and Koji Makino have been notified to the Tokyo Stock Exchange as independent executives without any conflict of interest with general shareholders.

3.	Full-time outside corporate auditor Masakazu Yamamoto and outside corporate auditors Masami Shinozaki and Koji Makino possess considerable knowledge in finance and accounting as follows:

-	Masakazu Yamamoto has years of experience in financial operations in financial institutions and operating companies.

-	Masami Shinozaki is a licensed tax accountant.

-	Koji Makino is a certified public accountant and tax accountant.

4.	In case the number of corporate auditors falls below the statutory requirement, Wataru Higuchi was appointed as a substitute outside corporate auditor at the 72nd Regular General Meeting of Shareholders held on June 25, 2020.

5.	Changes in positions and responsibilities of directors during this business year are as follows:

Name	Position after change	Position before change	Date of change
Kazushige Hamura	Managing Director Head of Administration and Compliance	Managing Director Head of Administration and Compliance and Director of Inageya Group Life Service Center	April 4, 2022
Shintaro Kakui	Director Head of Product and Logistics Strategy	Director Head of Product Strategy	April 4, 2022
Kazushige Hamura	Managing Director Responsible for compliance, human resources, general affairs, finance, store development, and information systems	Managing Director Head of Administration and Compliance	October 1, 2022

Name	Position after change	Position before change	Date of change
Shintaro Kakui	Director Responsible for product and logistics strategy	Director Head of Product and Logistics Strategy	October 1, 2022
Makoto Sugaya	Director Responsible for store reform and overseeing sales department	Director Sales Strategy Department Head	October 1, 2022
Mikio Uehara	Director Responsible for Group management strategy, sales strategy, quality control, and IR	Director Head of Group Management Strategy Department, concurrently in charge of Investor Relations and Quality Control Department	October 1, 2022

(2) Summary of the liability limitation agreement

The Company, each outside director, and each corporate auditor have entered into an agreement that limits their liability for damages under Article 423, Paragraph 1 of the Companies Act, based on the provisions of Article 427, Paragraph 1 of the same Act and the Articles of Incorporation.

The maximum amount of liability for damages under this agreement is set at the minimum liability amount prescribed by Article 425, Paragraph 1 of the same Act.

(3) Summary of the directors and officers liability insurance contract

The Company has entered into a directors and officers liability insurance contract as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company, covering directors, corporate auditors, and executive officers of the Company and its subsidiaries, and it is renewed annually.

As a result, damages incurred by the insurer due to the execution of their duties, except for those exempted under the terms of the insurance contract, are covered by this insurance contract.

The insurance premium is shared by the Company and its subsidiaries.

(4) Compensation of directors and corporate auditors for this business year

(i) Summary of policy on determining the amount of compensation for executives

The Company’s Board of Directors has established a policy for determining the compensation of executives (hereafter referred to as the “Determination Policy”). Before making a resolution at the Board of Directors, the content to be resolved is consulted with the Nomination and Compensation Committee, which is composed of a majority of independent outside directors, and their response is obtained.

Furthermore, the Board of Directors ensures that the content and method of determining the individual compensation of directors for this business year are consistent with the Determination Policy, and that the recommendations of the Nomination and Compensation Committee are respected, judging it to be in accordance with the Determination Policy.

A. Basic policy

I. To aim for profitable growth and appropriate return of profits to shareholders through sound business activities, compensation is linked to financial results and long-term corporate value, sharing value with shareholders.

II. Compensation will be provided while maintaining transparency in management to fulfill accountability.

B. Compensation system

Director compensation consists of a “basic compensation” which is fixed, and “short-term performance-linked compensation” and “medium to long-term performance-linked compensation (performance-linked stock compensation)” which vary based on financial results. For outside directors and corporate auditors, considering their roles and independence, only basic compensation is provided.

I. Basic compensation

The compensation is determined monthly in monetary form as a fixed compensation, taking into account the economic situation and general societal levels, and is commensurate with the role and responsibility.

II. Short-term performance-linked compensation

Excluding outside directors, this compensation for directors is calculated by multiplying a coefficient based on the performance of the fiscal year to the basic compensation, consisting of a portion paid monthly and a lump-sum payment. The devided payment part is calculated by applying a coefficient (ranging from 0% to 70%) to the basic compensation amount based on the target achievement rate of the previous year’s consolidated operating income. On the other hand, the lump-sum payment part is contingent on the consolidated operating income, consolidated ordinary income, and consolidated net income exceeding the previous fiscal year’s actual results, with a coefficient (ranging from 25% to 400%) applied to the basic monthly compensation based on the amount exceeding the consolidated operating income target.

III. Medium to long-term performance-linked compensation

Excluding outside directors, this compensation for directors is granted in the form of beneficiary rights through a trust (share payment trust) that involves shares and monetary compensation, payable in lump sum upon retirement. Points are awarded based on the director’s position and the degree of achievement of financial results targets. Directors who meet the requirements for retirement or equivalent will receive company shares and monetary compensation. Moreover, stock compensation varies from 0% to 200%, depending on the annual achievement of consolidated net sales targets for each fiscal year set by the Group and its subsidiaries in the medium-term business plan from a Group management perspective, and sustainability evaluations such as the reduction of consolidated inventory loss rates.

A system is in place that allows for the forfeiture of scheduled share beneficiary rights in case of significant misconduct or violations by the concerned directors.

IV. Compensation composition ratio

The ratio of each compensation type varies according to the degree of achievement of performance targets, but when targets are met, the ratios of basic compensation, short-term performance-linked compensation, and medium to long-term performance-linked compensation are designed to be approximately 5:4:1. Additionally, for outside directors and corporate auditors, considering their roles and independence, only basic compensation is provided.

(ii) Matters concerning the resolution on the compensation of directors and corporate auditors at the General Meeting of Shareholders

The amount of monetary compensation for directors was resolved at the 43rd Regular General Meeting of Shareholders held on June 27, 1991, to be within 350 million yen per year (excluding the employee salary portion of directors who are also employees). The number of directors at the conclusion of that Regular General Meeting of Shareholders was 14.

Additionally, separate from this monetary compensation, a stock compensation system was adopted following a resolution at the 70th Regular General Meeting of Shareholders held on June 21, 2018 and partially revised at the 73rd Regular General Meeting of Shareholders on June 24, 2021. Under this system, based on the stock grant regulations, a maximum of 198 million yen for three business years (of which 60 million yen is allocated for the Company’s directors) has been contributed to the trust. Under this system, for each of the three business years, a maximum of 90,000 points (27,000 points for the Company’s directors) are allocated for stock distribution based on the position and the degree of achievement of performance targets during each period (outside directors are excluded from this grant). As of the conclusion of that Regular General Meeting of Shareholders, the number of the Company’s directors eligible under this system was five.

The amount of monetary compensation for corporate auditors was resolved to be within 60 million yen per year at the 47th Regular General Meeting of Shareholders held on June 29, 1995. At the conclusion of that Regular General Meeting of Shareholders, the number of corporate auditors was four.

(iii) Total amount of compensation for directors and corporate auditors

		Total amount of compensation by type (millions of yen)
Executive classification	Total amount of compensation (millions of yen)	Basic compensation	Short-term performance-linked compensation	Medium to long- term performance- linked compensation (stock compensation)	Eligible number of executive (count)
Directors (excluding outside directors)	55	36	17	2	5
Corporate auditors (excluding	14	14	-	-	1
outside corporate auditors) Outside directors	21	21	-	-	4
Outside corporate auditors	25	25	-	-	3

Notes:	1.	The compensation of 32 million yen in the employee salary, etc. for directors who are also employees is not included in the above figures.

2.	As of the end date of this business year, the number of executives is nine directors (including four outside directors) and four corporate auditors (including three outside corporate auditors).

3.	The conditions for calculating the short-term performance-linked compensation are as outlined in the “(i) Summary of policy on determining the amount of compensation for executives.” Additionally, the performance indicator used as the basis for calculation, specifically for the portion of the devided payment, is based on the achievement rate of the consolidated operating income target for the previous business year. Since the performance achieved was 88.1%, a payment of 17 million yen was made. For the lump sum payment portion, no payments were made as the prerequisite conditions were not met.

4.	The content and calculation conditions for the medium to long-term performance-linked compensation (stock compensation) are as outlined in the “(i) Summary of policy on determining the amount of compensation for executives.” The basis for calculation is based on performance indicators, which consist of the degree of achievement for each fiscal year relative to the target consolidated net sales set under the medium-term business plan, and the sustainability evaluation, specifically the reduction in consolidated inventory loss rates. Regarding the achievement of the consolidated net sales target for each fiscal year, an allowance of 2 million yen was recorded because the performance was 98.3%. As for the reduction in the consolidated inventory loss rate, no amount was recorded because the performance did not meet the requirements.

(5) Matters concerning outside executives

(i) Significant concurrent positions of outside executives and their relationship with the Company

-	Director Yoshitomo Suzuki also holds a procurement position at AEON CO., LTD., which is a major shareholder and business partner of the Company.

-	There are no special relationships between other outside executives’ concurrent positions and the Company.

(ii) Main activities of outside executives during this business year

Category	Name	Attendance and participation in discussions
Director	Shinya Watanabe	Attended 17 of the 18 Board of Directors meetings held during the business year, primarily contributing through his extensive managerial experience and insight.
Director	Shuichi Otani	Attended 17 of the 18 Board of Directors meetings held during the business year, primarily contributing through his extensive managerial experience and insight.
Director	Yoshitomo Suzuki	Attended 17 of the 18 Board of Directors meetings held during the business year, primarily contributing through his extensive managerial experience and insight.
Director	Yaeko Ishida	Attended 17 of the 18 Board of Directors meetings held during the business year, primarily contributing through her professional legal expertise and high level of insight.
Full-time Corporate Auditor	Masakazu Yamamoto	Attended all 18 Board of Directors and 16 Audit and Supervisory Board meetings held during the business year, primarily contributing from an objective standpoint based on his extensive experience in finance and high level of insight.
Corporate Auditor	Masami Shinozaki	Attended all 18 Board of Directors and 16 Audit and Supervisory Board meetings held during the business year, primarily contributing from an objective standpoint based on his legal and tax professional expertise and high level of insight.
Corporate Auditor	Koji Makino	Attended 16 of the 18 Board of Directors and all 16 Audit and Supervisory Board meetings held during the business year, primarily contributing from an objective standpoint based on his professional expertise as a certified public accountant and tax accountant and high level of insight.

(iii) Overview of duties performed by outside directors expected to fulfill their roles

Category	Name	Overview of duties performed by outside directors expected to fulfill their roles
Director	Shinya Watanabe	As mentioned in (ii) above, by actively participating in discussions at the Board of Directors, he has contributed to enhancing the effectiveness of the Company’s Board of Directors.
Director	Shuichi Otani	As mentioned in (ii) above, by actively participating in discussions at the Board of Directors, he has contributed to enhancing the effectiveness of the Company’s Board of Directors.
Director	Yoshitomo Suzuki	As mentioned in (ii) above, by actively participating in discussions at the Board of Directors, he has contributed to enhancing the effectiveness of the Company’s Board of Directors.
Director	Yaeko Ishida	As mentioned in (ii) above, by actively participating in discussions at the Board of Directors, she has contributed to enhancing the effectiveness of the Company’s Board of Directors.

Consolidated Balance Sheet

(As of March 31, 2023)

(Millions of yen)

Account	Amount	Account	Amount
Assets		Liabilities
Current assets	41,603	Current liabilities	29,995
Cash and deposits	9,885	Accounts payable	16,619
Accounts receivable	6,012	Electronically recorded obligations	223
Securities	11,149	Bonds to be redeemed within 1 year	523
Merchandise and products	10,061	Long-term borrowings due within 1 year	1,948
Work in process	3	Lease liabilities	370
Raw materials and storage items	208	Accrued corporate tax, etc.	657
Other	4,282	Accrued consumption tax, etc.	175
Fixed assets	56,736	Reserve for bonuses	1,531
Tangible fixed assets	32,457	Reserve for points	78
Buildings and structures	12,305	Contract liabilities	2,553
Land	16,455	Asset retirement obligation	5
Lease assets	908	Other	5,309
Construction in progress	243	Fixed liabilities	12,475
Other	2,543	Corporate bonds	2,212
Intangible fixed assets	1,806	Long-term borrowings	3,762
Investments and other assets	22,472	Lease liabilities	938
Investment securities	9,109	Deferred tax liabilities	39
Long-term loans	12	Reserve for stock compensation	22
Deferred tax assets	2,607	Reserve for executive stock compensation	32
Assets related to retirement benefits	1,073	Liabilities related to retirement benefits	633
Security deposits	9,208	Asset retirement obligation	3,811
Other	459	Other	1,020
Deferred assets	60	Total liabilities	42,470
Bond issuance costs	60	Net assets
		Shareholders’ equity	50,211
		Capital	8,981
		Capital surplus	13,598
		Retained earnings	33,898
		Treasury shares	(6,266)
		Accumulated other comprehensive income	4,512
		Valuation difference on securities	4,213
		Accumulated adjustments for retirement benefits	299
		Non-controlling interests	1,205
		Total net assets	55,929
Total assets	98,400	Total liabilities and net assets	98,400

Consolidated Statement of Income

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

Account	Amount
Operating revenue		[248,546]
Net sales		237,953
Cost of sales		171,609
Gross profit from sales		66,344
Operating revenue		10,593
Total operating profit		76,937
Selling, general and administrative expenses		75,037
Operating income		1,899
Non-operating income
Interest income	26
Dividend income	155
Fees received	100
Grant income	50
Gains on donation of fixed assets	8
Other	29	370
Non-operating expenses
Interest expense	61
Amortization of bond issuance costs	10
Other	13	85
Ordinary income		2,184
Extraordinary loss
Loss on disposal of fixed assets	22
Impairment loss	1,474
Loss due to COVID-19	0	1,497
Net income for the current term before taxes		687
Corporate tax, inhabitant tax, and business tax	528
Income taxes-deferred	1,267	1,796
Loss per share for the current term		(1,109)
Net income attributable to non-controlling interests		47
Net loss attributable to owners of parent		(1,156)

Balance Sheet

(As of March 31, 2023)

(Millions of yen)

Account	Amount	Account	Amount
Assets		Liabilities
Current assets	32,896	Current liabilities	28,331
Cash and deposits	9,297	Accounts payable	11,164
Accounts receivable	4,586	Electronically recorded obligations	223
Securities	11,149	Affiliated company short-term borrowings	5,576
Merchandise and products	4,391	Bonds to be redeemed within 1 year	523
Raw materials and storage items	170	Long-term borrowings due within 1 year	1,908
Prepaid expenses	1,158	Lease liabilities	305
Short-term loans	2	Accrued payables	2,821
Affiliated company short-term loans	90	Accrued expenses	1,404
Unreceived income	1,809	Accrued corporate tax, etc.	411
Deposits to be collected within 1 year	291	Accrued consumption tax, etc.	160
Other	36	Deposits held	638
Allowance for doubtful accounts	(88)	Reserve for bonuses	1,249
		Reserve for points	64
Fixed assets	49,497	Contract liabilities	1,878
Tangible fixed assets	27,547	Fixed liabilities	11,304
Buildings	10,335	Corporate bonds	2,212
Structures	447	Long-term borrowings	3,642
Machinery, equipment, and vehicles	359	Lease liabilities	675
Tools, equipment, and fixtures	1,846	Reserve for stock compensation	20
Land	13,521	Reserve for executive stock compensation	19
Lease assets	784	Reserve for retirement benefits	630
Construction in progress	253	Asset retirement obligation	3,098
Intangible fixed assets	1,573	Long-term deposits	1,005
Leasehold rights	18	Total liabilities	39,635
Software	1,185	Net assets
Other	369	Shareholders’ equity	38,604
Investments and other assets	20,376	Capital	8,981
Investment securities	9,109	Capital surplus	13,598
Affiliated company shares	946	Capital reserve	13,598
Long-term loans	12	Retained earnings	22,291
Prepaid pension costs	572	Profit reserve	1,544
Deferred tax assets	1,737	Other retained earnings	20,747
Security deposits	7,673	Fixed assets depreciation reserve	367
Other	324	Special reserve	17,300
		Retained earnings carried forward	3,080
Deferred assets	60	Treasury shares	(6,266)
Bond issuance costs	60	Evaluation and translation adjustments	4,213
		Valuation difference on securities	4,213
		Total net assets	42,818
Total assets	82,453	Total liabilities and net assets	82,453

Profit and Loss Statement

(From April 1, 2022 to March 31, 2023)

(Millions of yen)

Account	Amount
Operating revenue		[203,841]
Net sales		193,472
Cost of sales		140,189
Gross profit from sales		53,282
Operating revenue		10,368
Total operating profit		63,651
Selling, general and administrative expenses		62,819
Operating income		831
Non-operating income
Interest income	8
Securities interest	10
Dividend income	364
Fees received	88
Other	37	510
Non-operating expenses
Interest expense	60
Amortization of bond issuance costs	10
Other	10	82
Ordinary income		1,259
Extraordinary loss
Loss on disposal of fixed assets	25
Impairment loss	1,149
Loss due to COVID-19	1
Other	13	1,189
Net income for the current term before tax		70
Corporate tax, inhabitant tax, and business tax	210
Income taxes-deferred	1,325	1,535
Loss per share for the current term		(1,465)

Audit report concerning the consolidated financial statements by the accounts auditor

Audit Report of the Independent Auditor

May 15, 2023

To the Board of Directors of Inageya Co., Ltd.

Gyosei & Co.

Tokyo Office

Designated member Executive member	Certified public accountant	Makoto Iwabuchi
Designated member Executive member	Certified public accountant	Takao Miki

Auditors’ opinion

Our audit corporation, in accordance with Article 444, Paragraph 4 of the Companies Act, has audited the consolidated financial statements of Inageya Co., Ltd. for the consolidated fiscal year from April 1, 2022, to March 31, 2023, namely the consolidated balance sheet, consolidated income statement, consolidated statement of changes in shareholders’ equity, and consolidated notes.

Our audit corporation acknowledges that the consolidated financial statements mentioned above comply with the standards of corporate accounting generally recognized as fair and reasonable in Japan. These statements properly represent the financial position and profit and loss of the corporate group consisting of Inageya Co., Ltd. and its consolidated subsidiaries for the relevant period in all material respects.

Basis for auditors’ opinion

Our audit corporation has conducted the audit in accordance with the auditing standards generally accepted in Japan. The responsibility of our audit corporation under the auditing standards is described in the “Auditor’s responsibility in auditing the consolidated financial statements.” Our audit corporation has complied with the professional ethics regulations in Japan and is independent of the Company and its consolidated subsidiaries, and has fulfilled other ethical responsibilities as auditors. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Other information

Other information comprises the business report and its supplementary schedule. The responsibility of management is to prepare and disclose this other information. In addition, the responsibility of the corporate auditors and the Audit and Supervisory Board is to monitor the execution of the directors’ duties in establishing and operating the reporting process on other information.

Our audit opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion on this other information.

The responsibility of our audit corporation in the audit of the consolidated financial statements includes reading the other information and, in doing so, considering whether there is a material misstatement between the other information and the consolidated financial statements or the knowledge obtained in the audit or otherwise, and to remain alert for indications that the other information appears materially misstated.

If we conclude based on the work we have performed that there is a material misstatement of this other information, we are required to report that fact.

There are no matters relating to the other information that we are required to report.

Responsibility of the management, corporate auditors, and the Audit and Supervisory Board regarding the consolidated financial statements

The responsibility of management is to prepare and fairly present the consolidated financial statements in accordance with the generally accepted accounting standards in Japan. This includes establishing and operating internal controls that management deems necessary for preparing and fairly presenting consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management evaluates whether it is appropriate to prepare the consolidated financial statements on a going concern basis. If there is a need to disclose matters related to the going concern based on the generally accepted corporate accounting standards in Japan, it is management’s responsibility to disclose such matters.

The responsibility of the corporate auditors and the Audit and Supervisory Board is to oversee the execution of duties by the directors in the maintenance and operation of the financial reporting process.

Auditor’s responsibility in auditing the consolidated financial statements

The auditor’s responsibility is to obtain reasonable assurance that the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the consolidated financial statements through the audit report from an independent standpoint. Material misstatement could result from fraud or error and is considered material if, individually or in the aggregate, it could reasonably be expected to influence the decisions of users of the consolidated financial statements.

The auditor, in accordance with the auditing standards generally accepted in Japan, performs the audit with professional judgment and maintains professional skepticism throughout the audit process for the following:

- The auditor identifies and evaluates the risk of material misstatement due to fraud or error, known as false labeling risk. The auditor designs and implements audit procedures that are appropriate in response to the identified material false labeling risks. The selection and application of audit procedures is at the auditor’s discretion. The auditor also obtains sufficient and appropriate audit evidence that will form the basis for the expression of an opinion.

- The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal controls, but auditors consider the internal controls relevant to the audit in order to design audit procedures that are appropriate in the circumstances when conducting a risk assessment.

- The auditor evaluates the appropriateness of accounting policies adopted by management and the method of applying them, as well as the rationality of accounting estimates made by management and the related notes.

- The auditor assesses whether it is appropriate for management to prepare the consolidated financial statements using the going concern basis and, based on the audit evidence obtained, whether there is any material uncertainty regarding events or conditions that may raise substantial doubt about the going concern assumption. When material uncertainties related to the going concern assumption are identified, the auditor is required to either draw attention in the audit report to the notes on such uncertainties in the consolidated financial statements or, if the notes concerning the material uncertainties are not appropriate, to express an opinion with exceptions regarding the consolidated financial statements. The auditor’s conclusion is based on the audit evidence obtained up to the date of the audit report, but future events or conditions may cause the entity to cease to continue as a going concern.

- The auditor evaluates whether the presentation and notes of the consolidated financial statements comply with the generally accepted corporate accounting standards in Japan. This includes assessing the presentation, structure, and content of the consolidated financial statements, including the related notes, and determining whether the consolidated financial statements appropriately represent the underlying transactions and accounting events.

- In order to express an opinion on the consolidated financial statements, the auditor obtains sufficient and appropriate audit evidence about the financial information of the Company and its consolidated subsidiaries. The auditor has responsibility for directing, supervising, and performing the audit of the consolidated financial statements. The auditor alone is responsible for the audit opinion expressed.

The auditor reports to the corporate auditors and the Audit and Supervisory Board about the planned scope and timing of the audit, significant findings from the audit including significant deficiencies in internal control identified during the audit, and other matters required by audit standards.

The auditor reports to the corporate auditors and the Audit and Supervisory Board on compliance with the professional ethics regulations regarding independence in Japan, and any matters that could reasonably be thought to affect the auditor’s independence, including the safeguards put in place to eliminate or mitigate such threats.

Conflicts of Interest

There are no conflicts of interest between the Company and its consolidated subsidiaries and the audit corporation or its executive members that need to be disclosed under the Certified Public Accountants Act.

Audit report of the accounts auditor

Audit Report of the Independent Auditor

May 15, 2023

　To the Board of Directors of Inageya Co., Ltd.

Gyosei & Co.
Tokyo Office
Designated member Executive member	Certified public accountant	Makoto Iwabuchi
Designated member Executive member	Certified public accountant	Takao Miki

Auditors’ opinion

Our audit corporation, in accordance with Article 436, Paragraph 2, Item 1 of the Companies Act, has audited the financial statements of Inageya Co., Ltd. for the 75th business year from April 1, 2022 to March 31, 2023, which include the balance sheet, income statement, statement of changes in shareholders’ equity, notes, and supplementary schedules (hereinafter referred to as the “financial statements, etc.”).

We believe that these financial statements, etc., prepared according to the generally accepted corporate accounting standards in Japan, fairly present, in all material respects, the financial position and the results of operations for the respective periods of the company and its consolidated subsidiaries.

Basis for auditors’ opinion

Our audit corporation has conducted the audit in accordance with the auditing standards generally accepted in Japan. The responsibility of our audit corporation under the auditing standards is described in the “Auditor’s responsibility in auditing the financial statements, etc.” Our audit corporation has complied with the professional ethics regulations in Japan and is independent of the Company, and has fulfilled other ethical responsibilities as auditors. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Other information

Other information comprises the business report and its supplementary schedule. The responsibility of management is to prepare and disclose this other information. In addition, the responsibility of the corporate auditors and the Audit and Supervisory Board is to monitor the execution of the directors’ duties in establishing and operating the reporting process on other information.

Our audit opinion on the financial statements, etc. does not cover the other information, and we do not express an opinion on this other information.

The responsibility of our audit corporation in the audit of the financial statements, etc. includes reading the other information and, in doing so, considering whether there is a material misstatement between the other information and the financial statements, etc. or the knowledge obtained in the audit or otherwise, and to remain alert for indications that the other information appears materially misstated.

If we conclude based on the work we have performed that there is a material misstatement of this other information, we are required to report that fact.

There are no matters relating to the other information that we are required to report.

Responsibility of the management, corporate auditors, and the Audit and Supervisory Board regarding the financial statements, etc.

The responsibility of management is to prepare and fairly present the financial statements, etc. in accordance with the generally accepted accounting standards in Japan. This includes maintaining and operating internal controls deemed necessary for preparing and fairly presenting financial statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, etc., management evaluates whether it is appropriate to prepare the financial statements, etc. on a going concern basis. If there is a need to disclose matters related to the going concern based on the generally accepted corporate accounting standards in Japan, it is management’s responsibility to disclose such matters.

The responsibility of the corporate auditors and the Audit and Supervisory Board is to oversee the execution of duties by the directors in the maintenance and operation of the financial reporting process.

Auditor’s responsibility in auditing the financial statements, etc.

The auditor’s responsibility is to obtain reasonable assurance that the financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the financial statements, etc. through the audit report from an independent standpoint. Material misstatement could result from fraud or error and is considered material if, individually or in the aggregate, it could reasonably be expected to influence the decisions of users of the financial statements, etc.

The auditor, in accordance with the auditing standards generally accepted in Japan, performs the audit with professional judgment and maintains professional skepticism throughout the audit process for the following:

- The auditor identifies and evaluates the risk of material misstatement due to fraud or error, known as false labeling risk. The auditor designs and implements audit procedures that are appropriate in response to the identified material false labeling risks. The selection and application of audit procedures is at the auditor’s discretion. The auditor also obtains sufficient and appropriate audit evidence that will form the basis for the expression of an opinion.

- The purpose of the audit of the financial statements, etc. is not to express an opinion on the effectiveness of the entity’s internal controls, but auditors consider the internal controls relevant to the audit in order to design audit procedures that are appropriate in the circumstances when conducting a risk assessment.

- The auditor evaluates the appropriateness of the accounting policies and their application adopted by management, as well as the rationality of the accounting estimates made by management and the appropriateness of the related notes.

- The auditor assesses whether it is appropriate for management to prepare the financial statements, etc. using the going concern basis and, based on the audit evidence obtained, whether there is any material uncertainty regarding events or conditions that may raise substantial doubt about the going concern assumption. When material uncertainties related to the going concern assumption are identified, the auditor is required to either draw attention in the audit report to the notes on such uncertainties in the financial statements, etc. or, if the notes concerning the material uncertainties are not appropriate, to express an opinion with exceptions regarding the financial statements, etc. The auditor’s conclusion is based on the audit evidence obtained up to the date of the audit report, but future events or conditions may cause the entity to cease to continue as a going concern.

- The auditor evaluates whether the presentation and notes of the financial statements, etc. comply with the generally accepted corporate accounting standards in Japan. This includes assessing the presentation, structure, and content of the financial statements, etc., including the related notes, and determining whether the financial statements, etc. appropriately represent the underlying transactions and accounting events.

The auditor reports to the corporate auditors and the Audit and Supervisory Board about the planned scope and timing of the audit, significant findings from the audit including significant deficiencies in internal control identified during the audit, and other matters required by audit standards.

The auditor reports to the corporate auditors and the Audit and Supervisory Board on compliance with the professional ethics regulations regarding independence in Japan, and any matters that could reasonably be thought to affect the auditor’s independence, including the safeguards put in place to eliminate or mitigate such threats.

Conflicts of Interest

There are no conflicts of interest between the Company and the audit corporation or its executive members that need to be disclosed under the Certified Public Accountants Act.

Audit report of the Audit and Supervisory Board

Audit Report

The Audit and Supervisory Board has prepared and deliberated on this audit report based on the audit reports created by each corporate auditor regarding the execution of duties by the directors for the 75th business year, from April 1, 2022 to March 31, 2023, as follows:

1. Audit methods and content of the corporate auditor and Audit and Supervisory Board

(1)	The Audit and Supervisory Board established the audit policy and audit plan for the current term, received reports on the implementation and results of the audit from each corporate auditor, and also received reports on the execution of duties from directors and accounts auditors. When necessary, explanations were requested.

(2)	Each corporate auditor complied with the audit standards set by the Audit and Supervisory Board, followed the audit policy and audit plan for the current term, and communicated with directors, the audit department, and other employees to gather information and ensure a proper audit environment. The audit was conducted in the following manner:

(i)	We attended meetings of the Board of Directors and other important meetings, received reports on the execution of duties from directors and the audit department, requested explanations as needed, reviewed key decision documents, and investigated business operations and the state of assets at the head office departments and stores. Additionally, for subsidiaries, we communicated and exchanged information with directors and corporate auditors of subsidiaries, and received business reports from subsidiaries as necessary.

(ii)	In order to ensure that the execution of duties by the directors reported in the business report complies with laws and ordinances and the Articles of Incorporation, and to ensure the propriety of the operations of the corporate group consisting of the corporation and its subsidiaries, we regularly received reports from directors and employees about the setup and operation of the systems established based on the resolutions of the Board of Directors as stipulated in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act concerning the establishment of systems (internal control system). We requested explanations and expressed opinions as necessary. Regarding the internal control over financial reporting, reports on the status of evaluation and audit of such internal control were received from directors and Gyosei & Co. Explanations were requested as necessary.

(iii)	The Audit and Supervisory Board monitored and verified that the accounts auditor maintained independence and conducted a proper audit. Reports on the execution of duties by the accounts auditor were received, and explanations were requested as necessary. Furthermore, the accounts auditor notified us that they have established a system to ensure the proper performance of duties (as outlined in Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Corporate Accounting Council, October 28, 2005), and explanations were requested as necessary.

Based on these methods, we reviewed the business report and its supplementary schedules, financial statements (balance sheet, income statement, statement of changes in shareholders’ equity, and notes), and their supplementary schedules, as well as the consolidated financial statements (consolidated balance sheet, consolidated income statement, consolidated statement of changes in shareholders’ equity, and consolidated notes) for the related business year.

2. Audit Results

(1) Audit results of the business report, etc.

(i) The business report and its supplementary schedules are recognized as correctly representing the Company’s situation in accordance with laws and ordinances and the Articles of Incorporation.

(ii) No significant facts were found that constitute a violation of laws and ordinances or Articles of Incorporation concerning the execution of duties by directors.

(iii) The contents of the Board of Directors’ resolutions concerning the internal control system are deemed appropriate. The contents of the business report concerning the internal control system and the execution of duties by the directors also show no matters requiring mention.

(2) Audit results of the financial statements and their supplementary schedules

The audit methods and results by Gyosei & Co., the accounts auditor, are deemed appropriate.

(3) Audit results of the consolidated financial statements

The audit methods and results by Gyosei & Co., the accounts auditor, are deemed appropriate.

May 16, 2023

Audit and Supervisory Board of Inageya Co., Ltd.

Full-time Outside Corporate Auditor	Masakazu Yamamoto	[Seal]
Full-time Corporate Auditor	Kenichiro Takayanagi	[Seal]
Outside Corporate Auditor	Masami Shinozaki	[Seal]
Outside Corporate Auditor	Koji Makino	[Seal]

Matters related to the accounts auditor

(1) Name

Gyosei & Co.

(2) Amount of compensation, etc.

Category	Payment amount (millions of yen)
Amount of compensation, etc. payable by the Company for the business year	45
Total amount of money and other financial benefits payable by the Company and its subsidiaries	55

Notes:	1.	The audit contract between the Company and the accounts auditor does not distinguish between compensation, etc. for audits under the Companies Act and the Financial Instruments and Exchange Act, nor can they be practically separated. Therefore, the total amount of compensation, etc. payable by the Company for the current business year is listed above.

2.	Based on the “Practical Guidelines on Cooperation with Accounts Auditors” published by the Japan Corporate Auditors Association, the Audit and Supervisory Board reviewed the audit plan and results of the previous business year, audit hours, and compensation trends. As a result, the Audit and Supervisory Board agreed on the appropriateness of the amount of compensation, etc. for the accounts auditor for the current business year.

(3) Policy on dismissal or non-reappointment of accounts auditor

The Audit and Supervisory Board will dismiss the accounts auditor with the unanimous consent of all corporate auditors if it is deemed applicable under each item of Article 340, Paragraph 1 of the Companies Act.

In addition, if the Audit and Supervisory Board comprehensively evaluates the accounts auditor’s qualifications, expertise, independence from the Company, and other evaluation standards, and determines that a change is necessary, it will decide on the content of a proposal for dismissal or non-reappointment of the accounts auditor. Based on this decision, the Board of Directors will submit the proposal to the General Meeting of Shareholders.

Matters related to the development of a system to ensure the appropriateness of business operations

(1) System to ensure the appropriateness of business operations

The basic policy on the system to ensure the appropriateness of business operations (internal control system) resolved by the Company’s Board of Directors is as follows:

(i) System to ensure that the execution of duties by the Company’s directors and employees (hereinafter referred to as “executives and employees”) complies with laws and ordinances and the Articles of Incorporation

(A)	The “Inageya Group Philosophy” defines the laws, ordinances, and social norms (hereinafter referred to as “compliance”) that executives and employees must adhere to in relation to the management stance and customer service that the Company and the Group aim for. To ensure thorough compliance, the “Inageya Group Compliance Committee,” which comprehensively oversees compliance activities, has been established and carries out activities in a planned manner. The status of these activities is reported as necessary to the Board of Directors and the Audit and Supervisory Board.

(B)	The Company will establish internal and external “helplines” for executives and employees of the Company and the Group to consult and report on compliance issues. In the event that a compliance issue arises, the Inageya Group Compliance Committee will promptly report the details and countermeasures to the Board of Directors and the Audit and Supervisory Board.

(C)	Corporate auditors will audit the execution of duties by the directors from an independent standpoint. An Audit Office will be established as the department responsible for internal audits, and it will audit the daily business execution status of each department.

(D)	The Company will have no involvement with antisocial forces or organizations that threaten social order and safety and will respond firmly to unreasonable demands in cooperation with lawyers and the police.

(ii) System for preserving and managing information related to the execution of duties by the Company’s directors

(A)	Information related to resolutions and reports at the Board of Directors and Management Committee will be recorded, preserved, and managed in accordance with laws and ordinances and internal regulations, and will be made available for viewing by directors and corporate auditors as necessary.

(B)	Documents and electronic data will be preserved and managed following regulations such as Confidential Information Management Regulations and Basic Regulations on the Protection of Personal Information and various manuals, with periodic reviews and updates as necessary.

(iii) Regulations and other systems for managing the risk of loss to the Company

(A)	Based on the “Risk Management Committee Regulations,” the Company and its subsidiaries will identify, analyze, and evaluate risks, establishing an effective risk management system.

(B)	If an internal audit discovers a fact that poses a risk of loss, it will be immediately reported to the General Affairs and relevant departments.

(iv) System to ensure the efficient execution of duties by the Company’s directors

(A)	The Board of Directors will set company-wide management goals shared by executives and employees, and the directors responsible for business execution will determine specific individual goals to achieve those management goals. They will regularly review the progress of these goals through status reports.

Additionally, the Board of Directors will establish the “Nomination and Compensation Committee,” consisting of members including independent outside directors, to strengthen the supervisory function by ensuring the objectivity and transparency of procedures related to nominations and compensation.

(B)	The Management Committee, which in principle meets twice a month, will promptly make decisions on important matters other than those resolved by the Board of Directors and will share information by receiving reports on business execution from its members.

(v) System to ensure the appropriateness of business operations within the corporate group consisting of the Company and its subsidiaries

(A)	The Company will establish a monitoring system for the business operations of its subsidiaries by setting up approval and reporting procedures for important matters of the subsidiaries and a regular reporting system to the Company.

(B)	The Group President’s Meetings will report on the business operations of the subsidiaries and the execution of duties by their directors and other officers.

(C)	The Group will identify, analyze, and evaluate risks based on the “Risk Management Committee Regulations.”

(D)	The Company will establish a department responsible for managing its subsidiaries. This department will hold discussions and exchange information on important matters with the subsidiaries, aiming to improve the soundness and efficiency of the Group’s overall management.

(E)	While respecting the autonomy of the subsidiaries, the Company will have its executives and employees appointed as directors or corporate auditors of the subsidiaries, receiving regular reports from the subsidiaries to monitor the appropriateness of their business operations.

(F)	The Company will also appoint members from its subsidiaries to the “Inageya Group Compliance Committee” to jointly promote compliance activities within the Group.

(vi) In the event that the corporate auditor requests employees to assist in their duties, matters related to those employees, matters concerning their independence from directors, and matters related to ensuring the effectiveness of instructions given to those employees

(A)	Corporate auditors may instruct members of the Audit Office to assist in audit operations as their aides, and these members will not be subject to the direction and command of directors or the head of the Audit Office regarding such instructions.

(B)	Transfers and disciplinary actions of members of the Audit Office require the consent of the Audit and Supervisory Board.

(vii) System for executives and employees of the Company to report to corporate auditors, and for executives and employees of subsidiaries and their corporate auditors or those who have received reports from them to report to the Company’s corporate auditors Executives and employees of the Company and its subsidiaries, as well as corporate auditors of the subsidiaries or those who have received reports from them, must promptly report to the Company’s corporate auditors if they discover matters that may violate laws and ordinances, internal reports, or any facts that may cause significant damage to the Company or the Group. Additionally, the Company’s corporate auditors may directly request explanations from the reporting individuals as necessary.

(viii) System to ensure that individuals who made the above reports are not treated unfavorably due to their reporting The Company stipulates in the “Internal Reporting Regulations” that no disadvantageous treatment shall be given for making internal reports, and prohibits any investigation into the identity of the whistleblowers. The same applies to reports to corporate auditors, ensuring that no disadvantageous treatment is given for such reporting.

(ix) Policy on procedures for prepayment or reimbursement of expenses incurred in the execution of duties by the Company’s corporate auditors and handling of other costs or liabilities arising from their duties The Company will promptly process any prepayment or reimbursement requests for expenses necessary for the execution of duties by the corporate auditors.

(x) Other systems to ensure effective audits by the Company’s corporate auditors

(A)	Regular opinion exchange meetings will be held between the Audit and Supervisory Board, the accounts auditor, and the representative director.

(B)	The Board of Directors and each director will fully respect the opinions of the corporate auditors regarding the effectiveness of audits.

(C)	Corporate auditors may attend important meetings and committees such as the Board of Directors and Management Committee to understand significant decisions and the status of business execution.

(xi) System to ensure the reliability of financial reporting To ensure the reliability of financial reporting within the Group, including subsidiaries, the Company will establish and maintain an adequate system throughout the Group in accordance with the Financial Instruments and Exchange Act and other related laws and the “Inageya Group Philosophy,” and will operate an internal control system. Under the direction of the president and representative director, who is responsible for internal control, the Company will appoint personnel to promote internal control and regularly verify and evaluate the effectiveness of the internal control system, making corrections as necessary.

(2) Operation status of the system to ensure the appropriateness of business operations

Based on the above basic policy, the Company will strive to establish and properly operate the internal control system. Major initiatives for the business year are as follows:

(i) Status of initiatives related to compliance and risk management

The Inageya Group Compliance Committee, which comprehensively oversees compliance activities, was convened six times to confirm and share the initiatives of each Group company. To verify and confirm measures to prevent recurrence of incidents, to deepen understanding of compliance, and to promote its penetration in the workplace, the Company implemented hierarchical training and strengthened on-site visits by compliance committee members. Additionally, a compliance awareness survey was conducted for all employees of the Group to clarify current workplace issues. The recognition of issues, sharing of priorities for solutions, and linkage to subsequent compliance activities aim to detect and improve problems early.

Regarding risk management initiatives, the Risk Management Committee was convened four times to identify, analyze, and evaluate risks across the entire Group. Regarding risks that occur, the Company will strengthen, improve, and prevent the recurrence of risks by identifying issues related to risk events, implementing risk management measures, and other management efforts.

(ii) Status of initiatives to ensure the appropriateness and efficiency of duty execution

The Board of Directors held 18 meetings to deliberate on various proposals, supervise the status of business execution, and confirm the construction and operation status of the internal control system for each business year. Additionally, as an advisory body to the Board of Directors, the Nomination and Compensation Committee, consisting of two internal directors and three outside directors, was established and chaired by an outside director. This committee exchanges opinions on the nomination and compensation of directors and deliberates and makes recommendations on matters consulted by the Board of Directors. Furthermore, outside directors and corporate auditors appropriately exchange information on important issues as needed.

(iii) Status of initiatives to ensure the appropriateness of business operations within the Group

The Group President’s Meetings, consisting of the presidents of the Company and its subsidiaries, were held regularly, six times during the current business year, to report and share information on financial results, progress of management plans and policies, and the status of business execution.

(iv) Status of reporting systems to corporate auditors and initiatives to ensure effective audits by corporate auditors

The Audit and Supervisory Board held 16 meetings to discuss important audit-related matters and provide appropriate advice and recommendations to management. Additionally, regular opinion exchanges were held with the representative director, accounts auditor, and members of the Audit Office. Full-time corporate auditors attended important meetings such as the Management Committee to obtain necessary information from directors and employees, etc. and share information with outside corporate auditors, thereby striving to improve the effectiveness of audits.

Policy on the determination of dividends, etc. from surplus

The Company considers profit return to shareholders as one of its key management policies. Based on a comprehensive assessment of the consolidated financial results, future business development, enhancement of revenue capabilities, and the strengthening of financial health through retained earnings, the Company aims to maintain stable dividends as its basic policy.

Furthermore, the Company has provisions in its Articles of Incorporation that allow for dividends, etc. from surplus by resolution of the Board of Directors, and dividends are implemented twice a year as interim and year-end dividends.

Consolidated statement of changes in shareholders’ equity

(From April 1, 2022 to March 31, 2023)

(millions of yen)

	Shareholders’ Equity
	Capital	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the term	8,981	13,598	35,751	(6,275)	52,055
Changes during the current term
Dividend from surplus			(696)		(696)
Net loss attributable to owners of parent			(1,156)		(1,156)
Purchase of treasury stock				(0)	(0)
Disposal of treasury stock				9	9
Net changes in items other than shareholders’ equity
Total changes during the current term	-	-	(1,853)	8	(1,844)
Balance at the end of the term	8,981	13,598	33,898	(6,266)	50,211

	Accumulated other comprehensive income			Non-controlling interests	Total net assets
	Other valuation difference on securities	Accumulated adjustments for retirement benefits	Total accumulated other comprehensive income
Balance at the beginning of the term	2,970	688	3,659	1,172	56,886
Changes during the current term
Dividend from surplus					(696)
Net loss attributable to owners of parent					(1,156)
Purchase of treasury stock					(0)
Disposal of treasury stock					9
Net changes in items other than shareholders’ equity	1,242	(389)	853	33	886
Total changes during the current term	1,242	(389)	853	33	(957)
Balance at the end of the term	4,213	299	4,512	1,205	55,929

Consolidated Notes

Notes on important matters forming the basis for the preparation of consolidated financial statements

1. Matters concerning the scope of consolidation

Number and names of consolidated subsidiaries

5 companies

SAVIA Corporation, Sun Food Japan Co., Ltd., Welpark Co., Ltd., Inageya Wing Co., Ltd., Inageya Dream Farm Co., Ltd.

2. Matters concerning the application of the equity method

Not applicable.

3. Matters concerning the business year of consolidated subsidiaries

The last day of the business year of consolidated subsidiaries is the same as the consolidation closing date.

4. Matters concerning accounting policies

(1) Evaluation standards and methods for assets

(i) Securities

Other securities

Those other than stocks without market price	Market value method based on market prices, etc. at the closing date (valuation differences are directly charged to net assets and sales costs are calculated using the moving average method)

Stocks without market price	Cost method based on the moving average method

(ii) Inventory assets	The cost method mainly based on the retail method (balance sheet amounts are calculated using the method of reducing book value due to decreased profitability) is adopted. For fresh foods, center products, and pharmaceutical department products, the cost method based on the last purchase cost method (balance sheet amounts are calculated using the method of reducing book value due to decreased profitability) is adopted.

(2) Depreciation methods for fixed assets

(i) Tangible fixed assets (excluding lease assets)

The straight-line method is adopted. However, the declining balance method is adopted by subsidiaries in the retail support business, and the straight-line method is adopted for buildings acquired on or after April 1, 1998 (excluding building auxiliary equipment) and building auxiliary equipment and structures acquired on or after April 1, 2016.

The main useful lives are as follows.

Buildings and structures	3 to 50 years
Machinery and equipment, and fixtures and fittings	3 to 20 years

(ii) Intangible fixed assets	The straight-line method is adopted. For in-house software, the straight-line method based on the expected usable period within the company (5 years) is adopted.

(iii) Lease assets	The straight-line method is adopted with the lease period as the useful life and a residual value of zero.

(3) Treatment method for deferred assets

Bond issuance costs	Amortized using the straight-line method over the bond redemption period.

(4) Standards for the recording of allowances

(i) Reserve for bonuses	Recorded based on the estimated amount of bonuses to be paid to employees.

(ii) Reserve for points	The amount expected to be used in the future as of the end of the consolidated fiscal year is recorded to prepare for the use of points other than those granted to point card members due to sales for sales promotion purposes.

(iii) Reserve for stock compensation	To prepare for the provision of the Company’s stock to eligible executive employees of the Group based on the stock compensation regulations, the estimated amount of stock compensation liability as of the end of the consolidated fiscal year is recorded.

(iv) Reserve for executive stock compensation	To prepare for the provision of the Company’s stock to eligible directors of the Group based on the stock compensation regulations, the estimated amount of stock compensation liability as of the end of the consolidated fiscal year is recorded.

(5) Method of accounting treatment for retirement benefits

In calculating retirement benefit liabilities, the method of attributing the estimated amount of retirement benefits to the period up to the end of the consolidated fiscal year is based on the benefit calculation standard.

The actuarial differences are allocated by the straight-line method over a certain number of years (7 years) within the average remaining service period of employees at the time of occurrence in each consolidated fiscal year and are processed as expenses from the following consolidated fiscal year.

Additionally, for part-time employees, a simplified method is applied for calculating retirement benefit liabilities and retirement benefit expenses. This method uses the retirement benefit obligations at the end of the period, based on the amount payable if the employee voluntarily resigns, as the retirement benefit liabilities.

(6) Standards for recording revenue and expenses

(i) Revenue recognition related to sales of goods	Revenue arising from contracts with customers in the Group is mainly from the sale of goods in the retail business, primarily from the supermarket and drugstore businesses, and revenue from these sales is recognized at the point of delivery of goods to the customer.

For sales where the Group is considered an agent, revenue is recognized on a net basis, subtracting the payment to suppliers from the total amount received from customers.

(ii) Revenue recognition related to the Group’s own point system	The Group recognizes points granted to point card members in the supermarket and drugstore businesses as a performance obligation and allocates the transaction price based on the independently calculated sales price, considering future expirations, etc. Revenue is recognized when the points are used.

Notes on changes in accounting policies

(Application of accounting standards for market value calculation)

The “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, June 17, 2021) has been applied from the beginning of the consolidated fiscal year, and the new accounting policy prescribed by the Implementation Guidance on Accounting Standard for Fair Value Measurement will be applied in the future according to the transitional treatment set forth in Article 27-2 of the Implementation Guidance on Accounting Standard for Fair Value Measurement. This has no impact on the consolidated financial statements.

Notes on significant accounting estimates

(Impairment of fixed assets)

(1) Amount recorded in the consolidated financial statements for the current consolidated fiscal year

Impairment loss	1,474 million yen
Tangible fixed assets	32,457 million yen

(2) Information to aid understanding of other estimates

In determining, recognizing, and measuring indications of impairment of fixed assets, future performance forecasts and future cash flow estimates are made based on future business plans and past cash flow performance.

These estimates may be affected by uncertain future market trends and other factors. If the actual amount differs from the estimate, it could have a significant impact on the impairment amount of fixed assets in the consolidated financial statements for the following consolidated fiscal year.

Notes on the consolidated balance sheet

Accumulated depreciation of tangible fixed assets	46,516 million yen

Notes on the consolidated statement of changes in shareholders’ equity

1. Types and total number of outstanding shares at the end of the consolidated fiscal year

Common shares	52,381,447 shares

2. Matters concerning dividends

(1) Amount of dividend payments

Resolution	Type of shares	Total dividend amount		Dividend per share	Record date	Effective date
June 23, 2022 Regular General Meeting of Shareholders	Common shares	348	million yen	7.50 yen	March 31, 2022	June 24, 2022
November 8, 2022 Board of Directors	Common shares	348	million yen	7.50 yen	September 30, 2022	November 25, 2022

*1.	The total dividend amount resolved at the Regular General Meeting of Shareholders on June 23, 2022 includes dividends of 0 million yen for the Company’s shares held as trust assets under the stock compensation system for executives and the stock incentive system for employees.

*2.	The total dividend amount resolved by the Board of Directors on November 8, 2022 includes dividends of 0 million yen for the Company’s shares held as trust assets under the stock compensation system for executives and the stock incentive system for employees.

(2) Among the dividends for which the record date falls in the current consolidated fiscal year, those whose effective date of the dividend is in the following consolidated fiscal year

Resolution	Type of shares	Total dividend amount		Source of dividend	Dividend per share	Record date	Effective date
June 22, 2023 Regular General Meeting of Shareholders (forecast)	Common shares	348	million yen	Retained earnings	7.50 yen	March 31, 2023	June 23, 2023

*	The total dividend amount resolved at the Regular General Meeting of Shareholders on June 22, 2023 includes dividends of 0 million yen for the Company’s shares held as trust assets under the stock compensation system for executives and the stock incentive system for employees.

Notes on financial instruments

1. Matters concerning the status of financial instruments

(1) Policy for dealing with financial instruments

The Group raises necessary funds (mainly through bank loans and bond issuance) in light of capital investment plans. Temporary surplus funds are invested in short-term, highly safe financial assets, and short-term working capital is raised through bank loans.

(2) Details and risks of financial instruments

Accounts receivable, which are trade receivables, are exposed to the credit risk of customers, but most are settled in a short period. Securities are primarily jointly managed monetary trusts and trust beneficiary rights held for the management of surplus funds, similar to deposits, and most are settled in a short period.

Investment securities, which are stocks, are related to business transactions with corporate clients and financial institutions, and are exposed to market price fluctuation risk.

Deposits are mainly deposits provided to store owners by the Company and its consolidated subsidiary, Welpark Co., Ltd., for new store openings, and are exposed to the credit risk of the owners.

Accounts payable and electronically recorded obligations, which are trade payables, are mostly due within one month. Long-term borrowings and bonds are mainly for raising funds related to capital investments, with redemption dates up to six years after the closing date. Borrowings and bonds are primarily at fixed interest rates.

(3) Risk management system for financial instruments

(i) Management of credit risk (risk of default by business partners)

In the Group, in accordance with the regulations on credit management, each department regularly monitors the status of major business partners regarding trade receivables and deposits. The Group manages due dates for each business partner and aims to promptly identify and mitigate concerns about collection due to the deterioration of their financial condition.

(ii) Management of market risk (risk of fluctuation in exchange rates, interest rates, etc.)

All investment securities are listed stocks, and their market value is determined at the end of each month and reported to the Board of Directors quarterly.

The financial condition of issuers of securities is regularly monitored according to the investment regulations. Although there is a risk of fluctuation in the interest rates on borrowings and bonds, borrowings are primarily at fixed interest rates.

(iii) Management of liquidity risk (risk of inability to execute payments on due dates) related to fund procurement Trade payables, borrowings, and bonds are exposed to liquidity risk, but the Group adopts a cash management system (CMS) for efficient fund management and procurement and manages liquidity by creating monthly cash flow plans for each company.

(iv) Supplemental explanation on matters concerning the market value of financial instruments

The calculation of the market value of financial instruments incorporates fluctuation factors, and the value may change by adopting different assumptions.

2. Matters concerning the market value of financial instruments

The amounts recorded in the consolidated balance sheet as of March 31, 2023 (the current term’s consolidation closing date), their market value, and the differences are as follows. Note that stocks without market price (see Note 2) are not included in “Other securities.” Additionally, notes on cash have been omitted, and notes on deposits, accounts receivable, accounts payable, electronically recorded obligations, and accrued corporate tax, etc. have been omitted because their market value approximates their book value due to their short settlement period.

(millions of yen)

	Amount recorded in the consolidated balance sheet	Market value	Difference
(1) Securities and investment securities
Other securities
Stocks	9,109	9,109	-
Others	11,149	11,149	-
(2) Deposits (including those scheduled for collection within 1 year)	9,569	9,039	(530)
Total assets	29,829	29,298	(530)
(1) Corporate bonds (including those scheduled for redemption within 1 year)	2,736	2,701	(34)
(2) Long-term borrowings (including those scheduled for repayment within 1 year)	5,711	5,676	(34)
Total liabilities	8,447	8,378	(69)

Note 1: Matters concerning securities

Securities and investment securities

The amounts recorded in the consolidated balance sheet, acquisition cost or amortized cost, and the differences by type are as follows.

(millions of yen)

	Type	Amount recorded in the consolidated balance sheet	Acquisition cost or amortized cost	Difference
Securities whose amount recorded in the consolidated balance sheet exceeds the acquisition cost or amortized cost	(i) Stocks	8,967	2,876	6,090
	(ii) Bonds	-	-	-
	(iii) Others	-	-	-
	Subtotal	8,967	2,876	6,090
Securities whose amount recorded in the consolidated balance sheet does not exceed the acquisition cost or amortized cost	(i) Stocks	142	159	(17)
	(ii) Bonds	-	-	-
	(iii) Others	11,149	11,149	-
	Subtotal	11,292	11,309	(17)
Total		20,259	14,186	6,073

Note 2: Stocks without market price

(millions of yen)

Category	Amount recorded in the consolidated balance sheet
Unlisted shares	0

These are not included in “Other securities.”

3. Matters concerning the breakdown of financial instruments by appropriate market value classification

The market value of financial instruments is classified into the following three levels based on the observability and importance of inputs used for market value calculation.

Level 1 market value:	Market value calculated using quoted prices in active markets for identical assets or liabilities among observable inputs

Level 2 market value:	Market value calculated using inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities that are the subject of the measurement of such market value

Level 3 market value:	Market value calculated using unobservable inputs

If multiple inputs significantly affecting the market value calculation are used, the market value is classified at the lowest priority level among the levels to which those inputs belong.

(1) Financial instruments recorded in the consolidated balance sheet at market value

(millions of yen)

Category	Market value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Other securities
Stocks	9,109	-	-	9,109

(2) Financial instruments other than those recorded in the consolidated balance sheet at market value

(millions of yen)

Category	Market value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Other securities
Others	-	11,149	-	11,149
Security deposits	-	9,039	-	9,039
Total assets	-	20,189	-	20,189
Corporate bonds	-	2,701	-	2,701
Long-term borrowings	-	5,676	-	5,676
Total liabilities	-	8,378	-	8,378

(3) Explanation of the valuation techniques and inputs used for market value calculation

Securities and investment securities

Listed shares are valued using market prices. Since listed shares are traded in active markets, their market value is classified as Level 1 market value. On the other hand, securities held by the Company (classified as “Others” in Other securities) are short-term investment products (such as trust beneficiary rights and joint monetary trusts) acquired for the temporary management of surplus cash and deposits with a maturity of three months or less, are considered to have the same nature as cash and deposits, and are recorded at acquisition cost. Since the trading frequency of these investment products in the market is low and they are not recognized as market prices in active markets, their market value is classified as Level 2 market value.

Security deposits

The market value of these deposits is calculated based on the present value of future cash flows discounted using appropriate indicators such as government bond yields, and is classified as Level 2 market value.

Corporate bonds (including those scheduled for redemption within 1 year)

The market value of bonds issued by the Company is calculated using the discounted present value method based on the total amount of principal and interest, the remaining term of the bonds, and an interest rate that considers credit risk, and is classified as Level 2 market value.

Long-term borrowings (including those scheduled for repayment within 1 year)

The market value of these long-term borrowings is calculated using a method that discounts the total amount of principal and interest at an assumed interest rate for similar new borrowings, and is classified as Level 2 market value.

Notes on real estate for lease, etc.

The Company and some consolidated subsidiaries own commercial facilities for lease in the Kanto region, including Tokyo and Saitama Prefecture. Note that some of the commercial facilities for lease are used by the Company and some consolidated subsidiaries, and are therefore included as real estate for lease, etc.

The amounts recorded in the consolidated balance sheet, changes during the current term, and market value of these rental properties and real estate, including portions used as rental properties, are as follows.

(millions of yen)

	Amount recorded in the consolidated balance sheet			Market value at the end of the consolidated fiscal year
	Balance at the beginning of the consolidated fiscal year	Increase/decrease during the consolidated fiscal year	Balance at the end of the consolidated fiscal year
Real estate for lease, etc.	3,153	4	3,157	3,220
Real estate including portions used as real estate for lease, etc.	3,630	(130)	3,499	3,799

Notes:	1.	The amounts recorded in the consolidated balance sheet are the acquisition cost less accumulated depreciation and accumulated impairment losses.

2.	The main increase in the amount of real estate for lease, etc. and real estate including portions used as real estate for lease, etc. during the consolidated fiscal year is acquisitions (67 million yen), and the main decrease is depreciation (175 million yen).

3.	The market value at the end of the consolidated fiscal year is primarily based on the “Real Estate Appraisal Standard” and calculated by the Company (including adjustments using indicators, etc.).

The profit and loss for the consolidated fiscal year related to real estate for lease, etc. and real estate including portions used as real estate for lease, etc. are as follows.

(millions of yen)

	Rental revenue	Rental expenses	Difference	Others (Profit and loss on sales, etc.)
Real estate for lease, etc.	137	129	8	(0)
Real estate including portions used as real estate for lease, etc.	386	814	(428)	(18)

Note:	Real estate including portions used as real estate for lease, etc. includes portions used by the Company and some consolidated subsidiaries for service provision and business administration. Therefore, rental revenue for these portions is not recorded.

However, expenses related to this real estate (depreciation, repair expenses, insurance premiums, taxes, etc.) are included in rental expenses.

Notes on revenue recognition

1. Information disaggregated by revenue arising from contracts with customers

(millions of yen)

	Reportable segment				Operating revenue (*)	Total
	Supermarket business	Drugstore business	Retail support business	Total
Net sales
Merchandise	193,470	39,792	-	233,262	-	233,262
Dispensing	-	3,883	-	3,883	-	3,883
Other	-	-	806	806	8,988	9,794
Revenue arising from contracts with customers	193,470	43,676	806	237,953	8,988	246,941
Other revenue	-	-	-	-	1,604	1,604
Operating revenue from external customers	193,470	43,676	806	237,953	10,593	248,546

(*)	“Other” in operating revenue refers to delivery agency income from supplying goods to stores on behalf of suppliers and revenue related to consignment purchases. “Other revenue” refers to real estate rental income from attracting tenants to the Group’s stores.

2. Information foundational for understanding revenue arising from contracts with customers

The Group operates businesses centered on the supermarket and drugstore businesses, supported by retail support subsidiaries. The Group’s main revenue is from sales of goods to customers at retail stores, recognized at the point of sale when the performance obligation is fulfilled. Consideration for goods is generally received within one month from delivery.

Operating revenue mainly consists of delivery agency income from supplying goods to stores on behalf of suppliers, consignment purchase fees, and real estate rental income from attracting tenants to the Group’s stores. This revenue is recognized when the service is provided, as the performance obligation is fulfilled. This consideration is generally received within one month based on contracts with business partners.

3. Relationship between the fulfillment of performance obligations under contracts with customers and the resulting cash flows, and information on the amount and timing of revenue expected to be recognized from contracts with customers after the end of the consolidated fiscal year

(1) Balance of contract liabilities

Current consolidated fiscal year
Contract liabilities (balance at the beginning of the term)	2,412 million yen
Contract liabilities (balance at the end of the term)	2,553 million yen

Contract liabilities mainly relate to points granted to customers at the time of sales, which are recognized as revenue when customers use their available points at the time of sales of products.

Of the revenue recognized during the consolidated fiscal year, 1,377 million yen was included in the contract liabilities balance at the beginning of the term.

(2) Transaction price allocated to remaining performance obligations

The expected contract period is within one year, so practical expedients are used and omitted from the description.

Notes on information per share
Net assets per share	1,180.73 yen
Net loss per share for the current term	(24.96 yen)

Notes on significant subsequent events

Signing of a basic agreement on management integration

The Company, AEON CO., LTD. (hereafter referred to as “AEON”), and United Super Markets Holdings, Inc. (hereafter referred to as “U.S.M.H.”), have signed a basic agreement (hereinafter referred to as “this Agreement”) on April 25, 2023 for the Company’s participation in the AEON Group as a consolidated subsidiary of AEON and for the management integration with U.S.M.H. This Agreement does not have legal binding power concerning the execution of the management integration, and it is planned that following further discussions among the Company, AEON, and U.S.M.H., a resolution of the Board Of Directors and other necessary procedures, a legally binding formal contract will be signed.

(1) Purpose of this Agreement

The Company, AEON, and U.S.M.H. have agreed to sign this Agreement because, in the increasingly competitive Greater Tokyo Area, we believe it is optimal to deepen the relationships among our companies and advance the “1 trillion yen SM concept in the Kanto region” to continue meeting customer needs with agility, coexist with the local community, and grow together, building a sustainable future for the region.

Through strengthening capital relations and management integration, we aim to fully utilize various assets of the AEON Group, such as digital, products, personnel, and payment infrastructure, advance the evolution into a new business model leveraging economies of scale as a 1 trillion yen SM Group, and strive to maximize corporate value.

(2) Deepening business alliances

The Company, AEON, and U.S.M.H. will promptly establish an “Integration Preparation Committee (provisional name)” to discuss the following matters, among others, with the aim of enhancing the corporate value of the three companies. Specific policies and contents of the business alliance will be determined through discussions and agreement among the three companies.

(i)	Expansion of the introduction of TOPVALU, a private brand product

(ii)	Joint procurement of products (national brand products, local products, imported products)

(iii)	Initiatives to revitalize each other’s supermarkets and drugstores and develop stores tailored to the local customer base

(iv)	Organization and utilization of functions such as logistics centers and process centers

(v)	Cost reduction through joint procurement of materials, fixtures, equipment, etc., and the integration of back-office operations

(vi)	Initiatives for the joint use of credit cards, electronic money, and point cards

(vii)	Joint research and development of e-commerce, including initiatives in the online business

(viii)	Utilization of the AEON Group’s education system and personnel exchange

(ix)	Provision of analytical services combining member information and POS information

(3) Strengthening capital relations

The Company and U.S.M.H. will promptly begin discussions to achieve management integration (hereinafter referred to as “this Management Integration”) based on the following basic policies, aiming for completion by November 2024. Currently, the Company is an equity-method affiliate with AEON holding 17.01%, and U.S.M.H. is a consolidated subsidiary with AEON holding 53.59% (including indirect holdings). If this Management Integration is realized, the Company is expected to be delisted according to the delisting standards set by the Tokyo Stock Exchange and will follow the prescribed procedures.

(i)	Considering that localized management is important for enhancing the corporate value of the Company, which operates a supermarket business, the Company’s independence will be maintained, and its brand name, core philosophy, and other corporate identities will be preserved even after the Company becomes a consolidated subsidiary of AEON as a precondition for this Management Integration.

(ii)	The employment of the Company’s employees will be maintained, and their employment conditions will not be adversely changed even after the Company becomes a consolidated subsidiary of AEON as a precondition for this Management Integration.

(iii)	This Management Integration will result in the Company becoming a wholly-owned subsidiary of U.S.M.H.

As the Company and U.S.M.H. do not have a partnership, sufficient discussion time will be secured to maximize synergies, aiming to achieve this Management Integration by November 2024. However, as the first step towards realizing this Management Integration, AEON will strengthen its capital and business relationship with the Company, which already has a partnership with AEON. AEON plans to acquire up to 51% of the Company’s voting rights by November 2023. This will allow the Company to quickly demonstrate synergies by utilizing the AEON Group’s digital, product, human resources, and payment infrastructure assets and making the Company a consolidated subsidiary.

Specific methods and conditions will be decided through future discussions and will be promptly announced once determined.

(4) Overview of the relevant companies

(As of February 28, 2023)

Name	AEON CO., LTD.	United Super Markets Holdings Inc.
Business activities	Management of business activities of companies engaged in retail, developer, finance, services, and related businesses by holding their shares or equity interests	Management of the supermarket business
Capital	220,007 million yen	10,000 million yen
Total assets (consolidated)	12,341,523 million yen	278,729 million yen
Operating revenue (consolidated)	9,116,823 million yen	708,690 million yen

※Reference

Statement of changes in shareholders’ equity

(From April 1, 2022 to March 31, 2023)

(millions of yen)

	Shareholders’ equity
	Capital	Capital surplus	Retained earnings
		Capital reserve	Profit reserve	Other retained earnings			Retained earnings Total
				Fixed assets depreciation reserve	Special reserve	Carried forward surplus
Balance at the beginning of the term	8,981	13,598	1,544	368	17,300	5,240	24,453
Changes during the current term
Dividend from surplus						(696)	(696)
Reversal of fixed assets depreciation reserve				(1)		1	-
Net loss for the current term						(1,465)	(1,465)
Purchase of treasury stock
Disposal of treasury stock
Net changes in items other than shareholders’ equity
Total changes during the current term	-	-	-	(1)	-	(2,160)	(2,162)
Balance at the end of the term	8,981	13,598	1,544	367	17,300	3,080	22,291

	Shareholders’ Equity		Evaluation and translation adjustments	Total net assets
	Treasury stock	Total shareholders’ equity	Other valuation difference on securities
Balance at the beginning of the term	(6,275)	40,757	2,970	43,728
Changes during the current term
Dividend from surplus		(696)		(696)
Reversal of fixed assets depreciation reserve				-
Net loss for the current term		(1,465)		(1,465)
Purchase of treasury stock	(0)	(0)		(0)
Disposal of treasury stock	9	9		9
Net changes in items other than shareholders’ equity			1,242	1,242
Total changes during the current term	8	(2,153)	1,242	(910)
Balance at the end of the term	(6,266)	38,604	4,213	42,818

Individual Notes

Notes on matters related to significant accounting policies

1. Evaluation standards and methods for assets

(1) Securities

(i) Subsidiary shares	Cost method based on the moving average method

(ii) Other securities

Those other than stocks without market price	Market value method based on market prices, etc. at the closing date (valuation differences are directly charged to net assets and sales costs are calculated using the moving average method)

Stocks without market price	Cost method based on the moving average method

(2) Inventory assets	The cost method mainly based on the retail method (balance sheet amounts are calculated using the method of reducing book value due to decreased profitability) is adopted. For fresh foods and center products, the cost method based on the last purchase cost method (balance sheet amounts are calculated using the method of reducing book value due to decreased profitability) is adopted.

2. Depreciation methods for fixed assets

(1) Tangible fixed assets (excluding lease assets)	The straight-line method is adopted. The main useful lives are as follows. Buildings and structures Machinery and equipment, and fixtures and fittings	3 to 50 years 3 to 20 years

(2) Intangible fixed assets	The straight-line method is adopted. For in-house software, the straight-line method based on the expected usable period within the company (5 years) is adopted.

(3) Lease assets	The straight-line method is adopted with the lease period as the useful life and a residual value of zero.

3. Treatment method for deferred assets

Bond issuance costs	Amortized using the straight-line method over the bond redemption period.

4. Standards for the recording of allowances

(1) Allowance for doubtful accounts	To prepare for losses on accounts receivable and loans, an allowance is recorded based on the rate of past bad debts for general receivables and individually assessed uncollectible amounts for specific receivables such as doubtful accounts.

(2) Reserve for bonuses	Recorded based on the estimated amount of bonuses to be paid to employees.

(3) Reserve for points	The amount expected to be used in the future as of the end of the business year is recorded to prepare for the use of points other than those granted to point card members due to sales for sales promotion purposes.

(4) Reserve for stock compensation	To prepare for the provision of the Company’s stock to eligible executive employees based on the stock compensation regulations, the estimated amount of stock compensation liability as of the end of the business year is recorded.

(5) Reserve for executive stock compensation	To prepare for the provision of the Company’s stock to eligible directors based on the stock compensation regulations, the estimated amount of stock compensation liability as of the end of the business year is recorded.

(6) Reserve for retirement benefits

To prepare for retirement benefits to be paid to employees, the estimated amount of retirement benefit liabilities and pension assets as of the end of the business year is recorded. The method of attributing the estimated amount of retirement benefits to the period up to the end of the business year is based on the benefit calculation standard.

The actuarial differences are allocated by the straight-line method over a certain number of years (7 years) within the average remaining service period of employees at the time of occurrence in each business year and are processed as expenses from the following business year.

Additionally, for part-time employees, a simplified method is applied for calculating the reserve for retirement benefits and retirement benefit expenses. This method uses the retirement benefit obligations at the end of the period, based on the amount payable if the employee voluntarily resigns, as the retirement benefit liabilities.

5. Standards for recording revenue and expenses

(1) Revenue recognition related to sales of goods

Revenue arising from contracts with customers is mainly from sales of goods, and revenue from these sales is recognized at the point of delivery of goods to the customer.

For sales where the Company is considered an agent, revenue is recognized on a net basis, subtracting the payment to suppliers from the total amount received from customers.

(2) Revenue recognition related to the Company’s own point system	The Group recognizes points granted to point card members in the supermarket business as a performance obligation and allocates the transaction price based on the independently calculated sales price, considering future expirations, etc. Revenue is recognized when the points are used.

6. Other important matters forming the basis for the preparation of financial statements

Accounting treatment for retirement benefits	The method of accounting for unrecognized actuarial differences related to retirement benefits differs from the method of accounting in the consolidated financial statements.

Notes on changes in accounting policies

(Application of accounting standards for market value calculation)

The “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, June 17, 2021) has been applied from the beginning of the business year, and the new accounting policy prescribed by the Implementation Guidance on Accounting Standard for Fair Value Measurement will be applied in the future according to the transitional treatment set forth in Article 27-2 of the Implementation Guidance on Accounting Standard for Fair Value Measurement. This has no impact on the financial statements.

Notes on significant accounting estimates

(Impairment of fixed assets)

(1) Amounts recorded in the financial statements for the business year

Impairment loss	1,149 million yen
Tangible fixed assets	27,547 million yen

(2) Information to aid understanding of other estimates

In determining, recognizing, and measuring indications of impairment of fixed assets, future performance forecasts and future cash flow estimates are made based on future business plans and past cash flow performance.

These estimates may be affected by uncertain future market trends and other factors. If the actual amount differs from the estimate, it could have a significant impact on the impairment amount of fixed assets in the financial statements for the following business year.

Notes on the balance sheet

1. Accumulated depreciation of tangible fixed assets	43,064 million yen

2. Monetary claims and obligations to affiliated companies (excluding those separately listed)

Short-term monetary claims	48 million yen
Long-term monetary claims	269 million yen
Short-term monetary obligations	886 million yen
Long-term monetary obligations	9 million yen

*	Short-term borrowings from affiliated companies separately listed are short-term monetary obligations for efficient fund management and procurement within the Group through the cash management system (CMS).

Notes on the income statement

Transaction amounts with affiliated companies

Transaction amounts from business transactions

Net sales	2 million yen
Operating revenue	950 million yen
Purchases	5,154 million yen
Selling, general, and administrative expenses	3,069 million yen
Transaction amounts from non-business transactions	553 million yen

Notes on the statement of changes in shareholders’ equity

Types and number of treasury shares at the end of the business year

Common shares	6,033,951 shares

*	The number of treasury shares at the end of the business year includes 87,156 shares held as trust assets under the executive and employee stock benefit trusts.

Notes on tax effect accounting

Breakdown of the main causes of deferred tax assets and deferred tax liabilities

Deferred tax assets

Impairment loss	2,228 million yen
Asset retirement obligation	948 million yen
Reserve for retirement benefits	192 million yen
Unpaid bonuses, etc.	445 million yen
Reserve for points	19 million yen
Contract liabilities	575 million yen
Loss on evaluation of affiliated company shares	363 million yen
Loss on inventory valuation	236 million yen
Unpaid business tax, etc.	83 million yen
Tax loss carried forward	635 million yen
Others	233 million yen
Deferred tax assets Subtotal	5,962 million yen
Valuation reserve for tax loss carried forward	- million yen
Valuation reserve for the total future deductible temporary differences, etc.	(1,863) million yen
Valuation reserve Subtotal	(1,863) million yen
Deferred tax assets Total	4,099 million yen

Deferred tax liabilities

Valuation difference on securities	(1,859) million yen
Prepaid pension expenses	(175) million yen
Fixed assets depreciation reserve	(162) million yen
Removal costs corresponding to asset retirement obligations	(165) million yen
Deferred tax liabilities Total	(2,362) million yen
Net amount of deferred tax assets	1,737 million yen

Notes on transactions with related parties

Subsidiaries

(millions of yen)

Attribute	Name of company, etc.	Ownership (owned) ratio of voting rights, etc.	Relationship with related parties	Details of transactions	Transaction amount	Account	Balance at the end of the term
Subsidiaries	Welpark Co., Ltd.	Ownership Direct 84.2％	CMS Concurrent positions of executives	Interest expense	0	Affiliated company short-term borrowings	2,678
	SAVIA Corporation	Ownership Direct 100.0％	CMS Concurrent positions of executives	Interest expense	0	Affiliated company short-term borrowings	2,119

Terms and conditions of transactions and policy for determining the terms and conditions

Notes:	1.	CMS is a cash management system involving short-term fund lending and borrowing transactions within the Group for efficient fund management and procurement. The interest is determined considering market interest rates.

2.	Transaction amounts do not include consumption tax, etc.

Notes on information per share

Net assets per share	923.85 yen
Net loss per share for the current term	(31.62 yen)

Notes on significant subsequent events

The same content is stated in the Notes on significant subsequent events in the Consolidated Notes, so notes are omitted here.